EXHIBIT 99.1

Central European Distribution Corporation Signs Letter of Intent to Acquire Strategic
Alcohol Beverage Distributor in the North of Poland

Sarasota, Florida, September 23, 2002: /PRNewswire/ Central European Distribution Corporation (NASDAQ: CEDC) announced today that it has signed a Letter of Intent to acquire Onufry Company, a distributor of beers, wines and spirits in the north of Poland with net sales of approximately $30 million in 2001. This proposed acquisition would be CEDC’s sixth acquisition since its initial public offering in July 1998. The transaction is subject to the completion of CEDC’s due diligence and the negotiation of definitive agreements. The acquisition is expected to close in the fourth quarter of 2002 and to be immediately accretive to CEDC’s earnings.

William Carey, President and CEO of CEDC, stated, “As part of our continuing acquisition strategy, Onufry will fill a market niche that will enable CEDC to consolidate its position in the Tri-city region (Gdansk, Gdynia and Sopot). We will continue to look for similar acquisitions that can fill market voids, which will strengthen our client distribution base.”

Stefan Laux, President of Unicom Bols Group, one of the largest suppliers to the CEDC group and a leading producer of Spirits in Poland, commented: “This is a high quality acquisition that will definitely impact the market and further strengthen the future prospects for CEDC. Onufry is a respected distributor with 12 years experience in the Polish alcohol market place and should greatly benefit from the economies of scale of the CEDC group. Onufry gives CEDC solid distribution muscle in one of the fastest growing regions in Poland.”

CEDC is one of the leading importers of beers, wines and spirits, as well as one of the largest distributors of domestic vodka on a nationwide basis in Poland. The Company operates thirty regional distribution centers in major urban areas throughout Poland. It distributes many of the world’s leading brands, including brands such as Johnnie Walker Scotch, Stock Brandy, Sutter Home, Torres, Mondavi and Concha y Toro wines, Corona, Beck’s, Foster’s, Budweiser Budvar and Guinness Stout beers.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws.

Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2001, and other periodic reports filed with the Securities and Exchange Commission.

Please visit our web site at www.ced-c.com or contact:
James Archbold
Director of Investor Relations
Central European Distribution Corporation
941-330-1558